Exhibit 5.3

March 22, 2023

Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, Colorado 80634

Ladies and Gentlemen:

We have acted as West Virginia legal counsel to Pilgrim’s Pride Corporation of West Virginia, Inc., a West Virginia corporation (the “WVa Guarantor”), a subsidiary of Pilgrim’s Pride Corporation, a Delaware corporation (the “Parent Company”) in connection with the preparation and filing by the Parent Company and certain subsidiaries of the Parent Company (including the WVa Guarantor) of an automatic shelf registration statement on Form S-3ASR (the “Registration Statement”) on the date hereof, with the Securities Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the proposed public offering of an indeterminate amount of one or more classes or series of the following securities: (i) shares of common stock of the Parent Company, par value $0.01 per share (the “Common Stock”); (ii) shares of preferred stock of the Parent Company, par value $0.01 per share, which may be convertible into or exchangeable for Common Stock or other securities of the Parent Company (the “Preferred Stock”); (iii) the debt securities consisting of debentures, notes or other evidences of indebtedness representing unsecured obligations of the Parent Company, which may be convertible into Common Stock or other securities of the Parent Company (together, the “Debt Securities”); (iv) guarantees of the Debt Securities (the “Subsidiary Guarantees”) by the WVa Guarantor, Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC, and JFC LLC (together, the “Subsidiary Guarantors”); (v) warrants of the Parent Company (the “Warrants”); and (vi) units of the Parent Company consisting of one or more of the securities described in clauses (i) through (v) above (the “Units” and, collectively with the Common Stock, the Preferred Stock, the Debt Securities, the Subsidiary Guarantees, and the Warrants, the “Securities”). The Securities will be offered on an immediate, continuous, or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Any Debt Securities and Subsidiary Guarantees to be issued will be issued under an indenture to be entered into among the Parent Company, the Subsidiary Guarantors, and Regions Bank or another trustee chosen by the Parent Company (the “Trustee”), in substantially the form of Exhibit 4.1 of the Registration Statement (the “Base Indenture”), and, if applicable, one or more supplemental indentures thereto (collectively, with the Base Indenture, the “Indenture”).

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates, and other statements of government officials and corporate officers of the WVa Guarantor and the Parent Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statement and the base prospectus relating to the offer and sale of the Securities (the “Base Prospectus”) included therewith;

(b)	The form of Base Indenture (the “Base Indenture Form”);

(c)	Certificate of Restated Articles of Incorporation of the WVa Guarantor, dated September 26, 2011, (the “Certificate of Incorporation”);

(d)	Amended and Restated Articles of Incorporation of the WVa Guarantor, dated September 26, 2011 (the “Articles of Incorporation”);

(e)	Bylaws of the WVa Guarantor (as amended) (the “Bylaws”);

(f)	Officer’s Certificate of the WVa Guarantor, dated March 22, 2023, and exhibits thereto (the “Officer’s Certificate”);

(g)

Certificate of Existence of the WVa Guarantor issued by the Secretary of State of the State of West Virginia dated March 22, 2023 (the “Certificate of Existence and together with the Certificate of Incorporation, the Articles of Incorporation, the Bylaws, and the Officer’s Certificate, “the Organizational Documents”); and

(h)	A copy of the written resolution adopted by the WVa Guarantor’s board of directors (the “WVa Guarantor’s Board”) on February 28, 2023.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the WVa Guarantor and the Parent Company and of public officials and upon statements and information furnished by officers and representatives of the WVa Guarantor and the Parent Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, (i) the genuineness of all signatures on documents we have reviewed; (ii) the legal capacity and competency of all natural persons signing all such documents; (iii) the authenticity and completeness of all documents submitted to us as originals; (iv) the conformity to authentic, complete original documents of all documents submitted to us as copies; (v) the truthfulness, completeness, and correctness of all factual representations and statements contained in all documents we have reviewed; (vi) the accuracy and completeness of all public records examined by us; and (vii) the accuracy of all statements in certificates of officers of the WVa Guarantor and the Parent Company that we reviewed.

Based upon the foregoing and subject to the assumptions, qualifications, and exceptions set forth herein, we are of the opinion that:

1. The WVa Guarantor is a corporation duly organized and is validly existing under the laws of the State of West Virginia;

2. The execution and filing of the Registration Statement with the Commission has been duly authorized by all necessary corporate action on the part of the WVa Guarantor;

3. The WVa Guarantor has the corporate power and authority to authorize the performance, issuance, and sale of a Subsidiary Guarantee applicable to the WVa Guarantor (a “WVa Guarantee”) (and, if relevant, the execution and delivery of such WVa Guarantee or any notation of such WVa Guarantee) of any series of Debt Securities issued under the Indenture as contemplated by the Registration Statement; and

4. The execution, delivery, and performance by the WVa Guarantor of the Indenture with respect to any WVa Guarantee and the issuance of any WVa Guarantee (and, if relevant, the execution and delivery of such WVa Guarantee or any notation of such WVa Guarantee) will be duly authorized by all necessary corporate action when (i) the specific terms of the particular series of Debt Securities and such WVa Guarantee has been duly established as contemplated by the Registration Statement and in accordance with the terms of the Indenture and authorized by all necessary corporate, partnership, and limited liability action of the Parent Company, the WVa Guarantor, and the other parties thereto, as applicable, and (ii) the applicable series of Debt Securities to which the WVa Guarantees relate shall have been duly executed, issued, and delivered against payment therefor by the Parent Company as contemplated by the Registration Statement and in accordance with the terms of the Indenture.

In rendering the foregoing opinions, we have assumed that, at the time of the issuance, sale, and delivery of any Subsidiary Guarantee (the “Relevant Time”) by the WVa Guarantor:

(a)	the Registration Statement and any supplements and amendments thereto will be effective and will comply with all applicable laws;

(b)

a prospectus supplement will have been prepared and filed with the Commission sufficiently describing each series of the Debt Securities and the WVa Guarantees offered thereby and will comply with all applicable laws;

(c)	the Indenture has been authorized, executed, and delivered by the Parent Company, the WVa Guarantor, the Trustee, and all other parties thereto;

(d)

the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended, and a legally sufficient Statement of Eligibility on Form T-1 shall have been properly filed with the Commission;

(e)

a definitive purchase, underwriting, or similar agreement and any other necessary agreement, certificate, instrument, or document with respect to any Debt Securities and WVa Guarantees offered or issued will have been duly authorized by all necessary corporate action of the WVa Guarantor and duly executed and delivered by the WVa Guarantor and the other parties thereto;

(f)

the execution, delivery, and performance by the WVa Guarantor of the Indenture, (including any supplemental indenture) or notation of WVa Guarantee creating the form and terms of such WVa Guarantee and the performance by the WVa Guarantor of the Indenture and WVa Guarantee will not (i) contravene or violate the Organizational Documents; (ii) violate any law applicable to the WVa Guarantor; (iii) result in a default under or breach of any agreement or instrument binding upon the WVa Guarantor; (iv) result in conflict with or violation of any order, judgment, or decree of any court or governmental authority applicable to the WV Guarantor; or (v) require any authorization, approval, other action by, notice to, or filing with, any court or governmental authority, except when such authorizations, approvals, actions, notices, or filings shall have been obtained or made, as the case may be, and shall be in full force and effect;

(g)

the authorization by the WVa Guarantor of the transactions described herein and the instruments, agreements, and other documents entered into or to be entered into by the WVa Guarantor, as described herein, will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, binding character, or enforceability of any such instruments, agreements, or other documents;

(h)	all Debt Securities and WVa Guarantees will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement relating thereto;

(i)	all Debt Securities and WVa Guarantees will be issued pursuant to the Base Indenture;

(j)

all terms of the Debt Securities and WVa Guarantees not provided for in the Base Indenture will have been established in accordance with the provisions thereof and reflected in appropriate documentation, including among other things a supplemental indenture, as applicable, approved by appropriate corporate action and, if applicable, executed and delivered by the Parent Company, the Subsidiary Guarantors, and authenticated by the Trustee;

(k)

the Indenture, and any form of Debt Security under such Indenture, will constitute a valid and binding obligation of, to the extent applicable, the Parent Company, the Subsidiary Guarantors (other than the WVa Guarantor), the Trustee, and any other party thereto;

(l)	the Organizational Documents of the WVa Guarantor, each as currently in effect, will not have been modified or amended and will be in full force and effect; and

(m)

if any Debt Security is convertible into Common Stock or Preferred Stock of the Parent Company (i) such Common Stock or Preferred Stock of the Parent Company will be authorized by appropriate corporate action, (ii) such Debt Securities will be presented for conversion in accordance with the terms thereof, and (iii) such Common Stock or Preferred Stock of the Parent Company will be executed, countersigned by the transfer agent therefor and delivered by the Parent Company upon such conversion, in accordance with the terms of such Debt Securities.

We have further assumed, without independent investigation or verification, upon the following assumptions: (1) each natural person involved on behalf of the WVa Guarantor will have, at the time of execution and at the Relevant Time, sufficient legal capacity to enter into and perform the transactions contemplated by the Base Indenture or to carry out such person’s role in such transactions and (2) the final form of each form document submitted to us for review—including, but not limited to, the Base Indenture—will be executed, delivered, and performed in a manner substantially similar to the form we reviewed.

The opinions expressed above are subject to, and qualified and limited by the effects of (i) bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent conveyance or transfer and other laws affecting the enforcement of creditors’ rights generally; (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law; (iii) the principles limiting the availability of the remedy of specific performance; (iv) the concepts of good faith, fair dealing, and reasonableness; and (v) the possible unenforceability under certain circumstances of provisions providing for the indemnification or contribution that is contrary to public policy.

The opinions expressed above are further limited to the laws of the State of West Virginia, and we do not express any opinion as to the laws of any other jurisdiction. Additionally, we are opining only to the matters expressly stated herein; no opinions are implied or may be inferred beyond the matters expressly stated herein. In particular, the opinions expressed above do not address the following legal issues: (i) compliance with fiduciary duty and conflict of interest requirements and (ii) the statutes and ordinances, administrative decisions, and the rules and regulations of cities, counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the federal, state, or regional level) and judicial decisions to the extent that they deal with the foregoing.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility and disclaim any responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to being named in the prospectus forming a part of the Registration Statement under the caption “Validity of the Securities” with respect to the matters stated therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This letter is for your benefit in connection with the Registration Statement and may not be relied upon, furnished, or quoted by you for any other purpose, without our prior written consent.

Respectfully submitted,

WHARTON, ALDHIZER & WEAVER, PLC

By:	/s/ Thomas E. Ullrich, Member
Thomas E. Ullrich, Member